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WAIVER OF WITHDRAWAL CHARGE RIDER - 5 YEARS AND AGE 59 1/2
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date.  Terms not  defined in this Rider  have the  meaning  given to them in the
Contract.

For an additional charge, the Owner may elect to purchase this Rider at the time of  application.  Such election and  applicable  charge will be reflected on the
Owner's  Contract  Data  Page.  This  Rider  makes  available  a  waiver  of the
Withdrawal  Charge. SBL will waive the Withdrawal Charge under the terms of this
Rider if at the time of the  Withdrawal  the Owner:  (1) is age 59 1/2 or older;
and (2) has made purchase  payments on a quarterly (or more frequent)  basis for at least five full Contract Years.

Effective as of the date of the first  Withdrawal under the terms of this Rider, no additional purchase payments may be made to the Contract.

SBL will deduct a charge for this Rider as set forth in the  Contract.  SBL will not deduct  the charge  from Fixed  Account  Contract  Value to the extent  such charge exceeds the amount of Current  Interest in excess of the Guaranteed Rate.
The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6074 (4-01)